UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2010

CALPINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12079	77-0212977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

717 Texas Avenue, Suite 1000, Houston, Texas 77002

(Addresses of principal executive offices and zip codes)

Registrant’s telephone number, including area code: (713) 830-8775

Not applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 — REGULATION FD

On October 18, 2010, Calpine Corporation (the “Company”) announced that it intends to offer in a private placement senior secured notes due in 2021 in an aggregate principal amount to be determined. A copy of the press release is being furnished as Exhibit 99.1.

In connection with this transaction, the Company provided the following disclosure to the investors.

On September 23, 2010, the Company, through its wholly owned, indirect subsidiary Calpine BRSP, LLC entered into a purchase agreement with CIT Capital USA, Inc, to purchase the equity interests related to its Broad River Energy Center and South Point Energy Center for $320 million. The Company currently operates the Broad River Energy Center under a capital lease and operates the South Point Energy Center under an operating lease, both of which are with CIT Capital USA Inc. The purchase price consists of cash of approximately $38 million and assumed debt of approximately $282 million. This transaction requires FERC approval and is expected to close in the fourth quarter of 2010.

The table below presents the consolidated financial information and Adjusted EBITDA related to Blue Spruce Energy Center, LLC and Rocky Mountain Energy Center, LLC for the periods indicated (in millions):

	Year Ended December 31,
	2007	2008	2009
Operating revenues	$101	$100	$101

Gross profit	$51	$55	$57

Income from operations	$51	$54	$57

Income from discontinued operations before income taxes	$35	$22	$27

Income tax expense	—	—	—

Discontinued operations, net of tax expense	$(35)	$(22)	$(27)

Adjusted EBITDA from discontinued operations	$82	$80	$82

The discontinued operations of Blue Spruce Energy Center, LLC and Rocky Mountain Energy Center, LLC accounted for approximately $100 million of operating revenues and $82 million of Adjusted EBITDA for the twelve months ended June 30, 2010 and approximately $548 million of assets as of June 30, 2010. The adjustments to the twelve months ended June 30, 2010 have not been reviewed by our independent auditors.

The Company has recalculated its CNTA Ratio as defined in its existing indentures as of June 30, 2009 as 1.66 to 1.00.

Existing and future GHG/Carbon legislation and other air emissions regulations could cause us to incur significant costs and adversely affect our operations generally or in a particular quarter in which such costs are incurred.

Environmental laws and regulations have generally become more stringent over time, and this trend is likely to continue. In particular, there is growing likelihood that carbon tax or limits on carbon, CO2 and other greenhouse gas (“GHG”) emissions will be implemented at the federal or expanded at the state or regional levels.

In 2009, ten states in the northeast began the compliance period of a cap-and-trade program, Regional Greenhouse Gas Initiative, to regulate CO2 emissions from power plants. California is in the process of creating implementation plans for Assembly Bill 32 which places a statewide cap on GHG emissions and requires the state to return to 1990 emission levels by 2020. This legislation is currently under challenge in a voter referendum which is on the ballot this November.

In 2008, there were several bills introduced in the U.S. Congress concerning climate change. On June 26, 2009, the House of Representatives passed The American Clean Energy and Security Act of 2009, a climate change and clean energy bill, which, among other provisions, would establish an economy-wide carbon cap-and-trade program and set carbon emission reduction targets in several sectors of the economy, including the power sector. For the power sector, 2012 is set as the initial year for compliance. On October 23, 2009, draft climate change legislation entitled the Clean Energy Jobs and American Power Act, was released in the Senate. The legislation is similar to The American Clean Energy and Security Act of 2009 in that it also includes, among other provisions, an economy-wide carbon cap-and-trade program.

        If either bill were to become law, we would have the obligation to obtain emissions allowances for the operation of our fossil-fuel power plants. While we expect the costs to acquire allowances to be a factor that will impact market price of electricity we sell, there can be no assurance that market price will fully reflect these costs which could adversely affect our commodity margin. With respect to our existing long-term steam and power contracts under which we would not be able to recover costs to acquire allowances from our customers, the bill allocates a pool of free allowances to generators with qualifying contracts to mitigate such costs. However, there can be no assurance there will be a sufficient number of free allowances in the pool to fully cover emissions related to generation under such contracts which could adversely impact our commodity margin.

Although we cannot predict timing, the effect and ultimate content of final climate change legislation and regulations, if any, on our business, we continue to expect climate change efforts to proceed at the federal level, through regulations and/or legislation. As a result of any requirements for GHG emissions reduction, we could be required under any climate change legislation or regulations ultimately enacted to purchase allowances or offsets to emit GHGs or other regulated pollutants or to pay taxes on such emissions. These requirements, as well as the possibility that market or contract prices will not fully reflect costs of compliance, or that we may not be able to obtain free allowances or recoup our costs to obtain allowances or to reduce emissions, could have a material impact on our financial condition, results of operations and cash flows.

Further, as a result of air emission regulations recently enacted in New Jersey, certain of the generation assets acquired in the Conectiv acquisition may need additional NOX controls to continue operating beyond 2015, which may result in additional controls costs to us. The costs of such future controls is uncertain at this time, but it could be significant and could adversely impact our results of operations in a particular quarter in which such costs are incurred.

ITEM 9.01 — FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit No.	Description

99.1	Calpine Corporation Press Release dated October 18, 2010.*

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE CORPORATION

By:	/S/ KENNETH A. GRAVES
Kenneth A. Graves
Vice President and Interim
Chief Accounting Officer

Date: October 18, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Calpine Corporation Press Release dated October 18, 2010.*

*	Furnished herewith.